BacTech

NUMBER

SHARES

BacTech Environmental Corporation

INCORPORATED UNDER THE CANADA BUSINESS CORPORATIONS ACT

THIS CERTIFIES THAT

CUSIP:070490 20 6
ISIN:CA0704902067

IS THE REGISTERED OWNER OF

FULLY PAID AND NON ASSESSIBLE COMMON SHARES OF THE COMPANY OF

BACTECH ENVIRONMENTAL CORPORATION

transferable only on the books of the Corporation by the registered holder in person or by duly authorized Attorney on surrender of this Certificate properly endorsed.

This Certificate is not valid until countersigned and registered by the Transfer Agent and Registrar of the Corporation.

IN WITNESS WHEREOF the Corporation has caused this Certificate to be signed by its duly authorized officers.

DATED

SIGNED AND REGISTERED BY
Trans Canada Transfer Inc, Toronto, Canada
Transfer Agent & Registrar

President

CFO & Secretary

By ______________________
AUTHORIZED OFFICER

SECURITY INSTRUCTIONS ON REVERSE VOIR LES INSTRUCTIONS DE SÉCURITÉ AU VERSO

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